Exhibit 99.2

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial	Fleishman Hillard
Officer and Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Identifies Key Growth Strategies as Result of Strategic Review

ATLANTA…(November 2, 2006)…CryoLife, Inc. (NYSE:CRY), a biomaterials and biosurgical device company, today announced that in addition to continuing to focus on growing its business and leveraging its strengths and expertise in its core marketplaces, it will pursue three key strategies designed to generate revenue and earnings growth. These strategies were identified and evaluated as part of a strategic review begun in January 2006 at the request of the Company’s Board of Directors and with the assistance of Piper Jaffray & Co.

The Board has directed management to actively pursue the following three strategies:

•	Identify and evaluate acquisition opportunities of complementary product lines and companies;
•	License Company technology to third parties for non-competing uses; and
•	Analyze and identify underperforming assets for potential sale or disposal.

In connection with its strategic analysis, the Board has determined that shareholder value is not likely to be maximized through a sale of the Company, or of a major product line, at this time. Further, the Board has concluded that the significant improvements in the Company’s operating results in the second and third quarters, coupled with recent improvements in the Company’s liquidity, make it unnecessary for the Company to pursue a capital-raising transaction at this time.

Steven G. Anderson, CryoLife’s President and Chief Executive Officer, stated, “We believe that we are embarking on a strategy that will lead to significant revenue and earnings growth in the

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years to come, and we expect that we will soon be able to report continued progress on these initiatives. In fact, our recently announced licensing agreement with BioForm Medical, Inc., to develop and market BioGlue® for cosmetic and plastic surgeries is an example of our commitment to this value enhancement strategy. This marks our first initiative in the implementation of our successful strategic alternatives review and we look forward to continued progress in pursuing our strategic opportunities.”

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SG Model 100 vascular graft, which is CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes, including statements regarding the Company’s ability to successfully implement the three strategic directives and the impact of that implementation on earnings and revenues, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company may be unable to acquire complementary products or businesses, continue to successfully license Company technology, or sell underperforming assets, and that even if the Company is able to successfully pursue its strategic directives, it may be unable to materially increase revenues or earnings. The Company’s business is also subject to a number of risks, that the Company's efforts to continue to increase revenue may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company's efforts to improve procurement and tissue processing yields may not continue to prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development, including BioDisc, may not be commercially feasible, the Company's SynerGraft products may not receive FDA approval when anticipated or at all, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of decreases in the Company's working capital if cash flow does not improve, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife, efforts by existing stockholders or others to gain influence or control over CryoLife may divert management's attention from the Company's operational recovery or otherwise be detrimental to the interests of the other stockholders, existing or other potential litigation initiated by stockholders or others; possible litigation by CryoLife if stockholders or others make proposals or statements which CryoLife does not believe to be fair or accurate or in the best interests of its other shareholders and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2005, its most recent Form 10-Q, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com
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